Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2014 Long-Term Incentive Plan of State National Companies, Inc. and to the incorporation by reference therein of our report dated March 30, 2015 with respect to the consolidated financial statements and schedules of State National Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 30, 2015